EXHIBIT 99.1
Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir web@komag.com
Komag Reports
Third Quarter of 2006 Financial Results
FOR IMMEDIATE RELEASE
SAN JOSE, Calif., October 25, 2006 — Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, today announced record revenue of $239.6 million and diluted earnings per share of $1.04, for the third quarter of 2006. These financial results represent a 33% increase in revenue and a 7% increase in diluted earnings per share over the same period last year.
Revenue and diluted earnings per share for the nine month period ended October 1, 2006 were $681.7 million and $3.35, respectively, a 38% increase in revenue and a 35% increase in diluted earnings per share for the nine months ended October 1, 2006 compared to the same nine month period of the prior year.
Tim Harris, Komag’s Chief Executive Officer stated, “Overall market demand for our products has continued to increase and we reached another record quarter of revenue in the third quarter of 2006, as well as another solid quarter of earnings. This is the ninth consecutive quarter of increasing revenue for Komag. Our third quarter net income was impacted by a slower shipment rate than expected early in the quarter and compensation related expenses for executive retirements.”
“In the third quarter of 2006, we continued to achieve strong manufacturing performance while qualifying and ramping new products. Further, we are very pleased to have completed qualification and began initial shipments to a new customer,” said Mr. Harris.
Net income and diluted earnings per share for the third quarter of 2006 and the nine month period ended October 1, 2006 includes compensation charges (primarily non-cash stock compensation) of $2.9 million and $6.0 million, respectively, related to the retirement of certain executive officers.
Third Quarter Review
Sales to Seagate, Western Digital and Hitachi Global Storage Technologies accounted for 38%, 34% and 24% of total revenue in the third quarter of 2006, respectively. Total finished disk shipments were 38.1 million in the third quarter of 2006.
High capacity 3.5-inch advanced disks at storage capacities of 160GB represented approximately 33% of total finished disk shipments in the third quarter of 2006. Shipments of 120GB and greater disks represented approximately 54% of Komag’s total finished disk shipments in the third quarter of 2006. These disks are primarily targeted for high capacity desktop and multi-platter consumer applications. These rapidly growing consumer applications include personal video recorders (PVRs), digital video recorders (DVRs), high definition television (HDTV), external storage, gaming and other home entertainment devices.
Other revenue, which includes sales of aluminum substrates, nickel-plated polished aluminum substrates and textured substrates, accounted for 10% of total revenue in the third quarter of 2006. Komag is the world’s largest hard disk aluminum substrate manufacturer. While substrates are primarily produced for internal use in the manufacture of finished disks, the high quality of Komag’s substrates has led to continuing market opportunities to sell substrates externally to strategic customers.
Business Outlook
“Komag is currently qualified and shipping new perpendicular magnetic recording (PMR) media for 3.5-inch disk drives. We expect significant PMR media shipments in the fourth quarter of 2006 and further expect that shipments will continue to increase over the course of 2007. In addition to our development activities on 95mm PMR media products, we are also working on advanced PMR product designs for 65mm aluminum and glass products for shipment during 2007.
Current overall expectations for the fourth quarter of 2006 are that demand for our products remains strong and our factories are expected to run at near to full manufacturing capacity. Based on current demand, we expect that total revenue in the fourth quarter of 2006 could increase up to 5% from the record third quarter level. We further expect that an aggressive product transition will continue, including the ramping of our PMR products. Based on our expected revenue and support for the new advanced product transitions, net margin is expected to be in the range of 15% to 17% in the fourth quarter of 2006.
During the fourth quarter of 2006, we expect to maintain our finished media capacity at approximately 40 million disks per quarter. This is below our previously expected year end exit rate of 43 million disks per quarter. We maintain close coordination with our customers and currently believe that 40 million disks is the appropriate level of capacity to meet customer demand and achieve near full capacity utilization for the fourth quarter.
Komag is committed to supporting the growing demand for digital storage by maintaining our high quality, low cost manufacturing structure, providing advanced technology products, excellent customer support and providing rational capacity in conjunction with strategic supply agreements with our customers, with the goals of growing our business and providing financial returns to our stockholders,” said Mr. Harris.
About Komag
Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.
For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.

Forward-Looking Statements
This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to, the expectation that revenue in the fourth quarter of 2006 could be up to 5% higher than the third quarter of 2006, the Company’s expectation that net margin could be in the range of 15% to 17% in the fourth quarter of 2006, the Company’s expectations regarding its product transition plans and increase in the production of its PMR products, the Company’s expectation regarding unit production capacity in the fourth quarter of 2006, the Company’s expectations for 3.5-inch PMR media shipments in the fourth quarter of 2006 and in 2007 and shipments of 95mm and 65mm PMR aluminum and glass shipments in 2007, the Company’s ability to accurately estimate costs, net margin, the market for unit shipments of disks and disk drives, the Company’s belief in continued increased demand trends, and the benefits of the Company’s increased capacity arrangements with its customers and market growth opportunities. The Company’s actual results for future periods could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, the Company’s ability to achieve its operating yield, cost and profitability targets, changes in the currency exchange rate for the Malaysian ringgit as a result of the managed float system, continued customer demand and the impact of demand variation on factory utilization, the performance by the Company and its customers of their obligations under the respective increased capacity arrangements, changes in demand as a result of Seagate’s acquisition of Maxtor or otherwise, the Company’s ability to increase its capacity, variability in demand and associated impact on average selling price of disks, the Company’s ability to satisfy customer qualification requirements and meet shipping demands, the Company’s expectation that industry unit demand will continue to grow and not decline and the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

KOMAG, INCORPORATED
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	October 1, 2006	July 2, 2006	October 2, 2005	October 1, 2006	October 2, 2005
Net Sales	$239,608	$233,627	$180,011	$681,747	$493,026
Cost of Sales	177,828	168,659	129,124	495,906	358,996

Gross Profit	61,780	64,968	50,887	185,841	134,030
Gross Profit%	25.8%	27.8%	28.3%	27.3%	27.2%
Research, Development, and Engineering Expense	17,621	16,081	12,054	48,777	36,043
Selling, General, and Administrative Expense	9,971	9,125	6,090	27,120	17,412
(Gain) Loss on Disposal of Assets	(133)	(26)	400	(219)	(1,349)

Operating Income	34,321	39,788	32,343	110,163	81,924
Interest Income	1,559	1,867	1,552	5,497	3,346
Interest Expense	(441)	(441)	(441)	(1,323)	(1,324)
Other Income (Expense), Net	2	41	(297)	(433)	(348)

Income before Income Taxes	35,441	41,255	33,157	113,904	83,598
Provision for Income Taxes	943	966	1,175	2,880	3,196

Net Income	$34,498	$40,289	$31,982	$111,024	$80,402

Net Income %	14.4%	17.2%	17.8%	16.3%	16.3%

Basic Net Income per Share	$1.15	$1.35	$1.09	$3.72	$2.79

Diluted Net Income per Share	$1.04	$1.21	$0.97	$3.35	$2.48

Basic Shares Outstanding	29,969	29,883	29,396	29,846	28,842

Diluted Shares Outstanding	33,565	33,544	33,381	33,538	32,969

KOMAG, INCORPORATED
Condensed Consolidated Balance Sheets
(in thousands)

	October 1, 2006	January 1, 2006
	(Unaudited)	(NOTE 1)
ASSETS

Cash, Cash Equivalents, and Short-Term Investments	$164,628	$205,034
Receivables, Net	151,684	116,217
Inventories	87,968	54,000
Prepaid Expenses and Deposits	1,637	1,846

Total Current Assets	405,917	377,097

Property, Plant, and Equipment, Net	536,558	351,046
Other Assets	7,105	3,308

TOTAL ASSETS	$949,580	$731,451

LIABILITIES AND STOCKHOLDERS’ EQUITY

Trade Accounts Payable	$149,997	$97,901
Customer Advances	142,534	102,898
Other Liabilities	23,433	28,585

Total Current Liabilities	315,964	229,384

Long-Term Debt	80,500	80,500
Long-Term Deferred Rent	2,959	2,562

Stockholders’ Equity	550,157	419,005

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$949,580	$731,451

NOTE 1:	The Condensed Consolidated Balance Sheet at January 1, 2006 was derived from the audited financial statements.